Exhibit 8.2

Suite 900, 607 14th Street, NW

Washington, DC 20005-2018

t 202 508 5800 f 202 508 5858

August 30, 2016

Board of Directors

Polonia Bancorp, Inc.

3993 Huntington Pike, 3rd floor

Huntingdon Valley, Pennsylvania 19006

Gentlemen:

We have acted as special counsel to Polonia Bancorp, Inc., a Maryland corporation (“Polonia”), in connection with the proposed merger (the “Merger”) of Polonia with and into Prudential Bancorp, Inc., a Pennsylvania corporation (“Prudential”), pursuant to the Agreement and Plan of Merger, dated as of June 2, 2016, between Polonia and Prudential (the “Agreement”). The Agreement provides for the merger of Polonia with and into Prudential, with Prudential as the surviving entity. At your request, and in connection with the filing by Prudential of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”), we are rendering our opinion concerning the material United States federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of Polonia, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Prudential and Polonia dated the date hereof, and have assumed that such statements and representations will remain complete and accurate at all times up to and including the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, each as amended or supplemented through the date hereof.

We have also assumed that: (1) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus; and (2) the Merger will be reported by Prudential and Polonia on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

Board of Directors

Polonia Bancorp, Inc.

August 30, 2016

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

2.	Prudential and Polonia will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

In addition, we hereby confirm that, in our opinion, the discussion under the caption “Material United States Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus, is accurate in all material respects, subject to the limitations and qualifications stated therein.

This opinion relates solely to the material United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ KILPATRICK TOWNSEND &
STOCKTON LLP